Exhibit (b)(1)

EXECUTION VERSION

JEFFERIES FINANCE LLC 520 Madison Avenue New York, NY 10022	CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, NY 10013	CREDIT SUISSE AG CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010	ANTARES CAPITAL LP 500 West Monroe Street Chicago, Illinois 60661 ANTARES HOLDINGS LP One Queen Street East, Suite 2500 Toronto ON M5C 2W5	SG AMERICAS SECURITIES, LLC SOCIÉTÉ GÉNÉRALE 245 Park Avenue, New York, NY 10167

CONFIDENTIAL

February 5, 2018

Engineered Machinery Holdings, Inc.

3500 Lacey Road, Suite 290

Downers Grove, IL 60515

Attn: Craig Reuther

Project Cascade

$150.0 million Senior Secured First Lien Incremental Term Loan Facility

$35.0 million Senior Secured Second Lien Incremental Term Loan Facility

Amended and Restated Commitment Letter

Ladies and Gentlemen:

Reference is made to the Commitment Letter dated as of January 25, 2018 (the “Original Commitment Letter”), by and between you and Jefferies Finance LLC (acting through any of its affiliates as it deems appropriate, “Jefferies”). The parties to the Original Commitment Letter hereby agree to amend and restate the Original Commitment Letter to read in its entirety as set forth below.

You have advised Jefferies, Citi (as defined below), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”), Antares Holdings LP (“Antares Lender”), Antares Capital LP (“Antares Capital”), Société Générale (“SG”) and SG Americas Securities, LLC (“SGAS” and, together with Jefferies, Citi, Credit Suisse, Antares Lender and Antares Capital, “we”, “us” or the “Commitment Parties”) that Engineered Machinery Holdings, Inc., a Delaware corporation (the “Borrower” or “you”) intends to acquire (the “Acquisition”), directly or indirectly, the outstanding equity interests of the entity previously identified to us by you as “Cascade” (collectively, the “Target”), to be effected through a cash tender offer (the “Tender Offer”) to acquire all of the outstanding common stock of the Target by a direct or indirect wholly owned U.S subsidiary of the Borrower (“Merger Sub”) followed by the merger of Merger Sub with and into the Target with the Target being the surviving corporation of the merger. You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summaries of Principal Terms and Conditions attached hereto as Exhibits B (the “First Lien Term Sheet”) and C (the “Second Lien Term Sheet” and together with the First Lien Term Sheet, the “Term Sheets”; this commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, the “Commitment Letter”). For the purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc. (“CGMI”), Citibank, N.A., Citigroup USA, Inc., Citigroup North America, Inc. and/or any of their affiliates as any of them shall determine to be appropriate to provide the services contemplated herein (subject to the confidentiality, assignment and other provisions hereof). It is understood and agreed that CGMI is entering into this Commitment Letter for and on behalf of Citi.

1. Commitments.

In connection with the Transactions, (a) (i) Jefferies (in such capacity and together with Citi, CS, Antares Lender and SG, each in its capacity as an initial first lien lender, each an “Initial First Lien Lender” and collectively, the “Initial First Lien Lenders”) is pleased to advise you of its several, but not joint, commitment to provide 40% of the aggregate principal amount of the First Lien Incremental Term Loan Facility (and hereby commits to provide 40% of any increase or differing amounts required as a result of the exercise of the interest rate flex provisions of the amended and restated fee letter dated the date hereof by and among us and you, (the “Fee Letter”)), (ii) Citi is pleased to advise you of its several, but not joint, commitment to provide 22% of the aggregate principal amount of the First Lien Incremental Term Loan Facility (and hereby commits to provide 22% of any increase or differing amounts required as a result of the exercise of the interest rate flex provisions of the Fee Letter), (iii) CS is pleased to advise you of its several, but not joint, commitment to provide 22% of the aggregate principal amount of the First Lien Incremental Term Loan Facility (and hereby commits to provide 22% of any increase or differing amounts required as a result of the exercise of the interest rate flex provisions of the Fee Letter), (iv) Antares Lender is pleased to advise you of its several, but not joint, commitment to provide 11% of the aggregate principal amount of the First Lien Incremental Term Loan Facility (and hereby commits to provide 11% of any increase or differing amounts required as a result of the exercise of the interest rate flex provisions of the Fee Letter) and (v) SG is pleased to advise you of its several, but not joint, commitment to provide 5% of the aggregate principal amount of the First Lien Incremental Term Loan Facility (and hereby commits to provide 5% of any increase or differing amounts required as a result of the exercise of the interest rate flex provisions of the Fee Letter) and (b) (i) Jefferies (in such capacity and together with Citi, CS, Antares Lender and SG, each in its capacity as an initial second lien lender, each an “Initial Second Lien Lender” and collectively, the “Initial Second Lien Lenders” and, the Initial Second Lien Lenders together with the Initial First Lien Lenders, the “Initial Lenders”) is pleased to advise you of its several, but not joint, commitment to provide 40% of the aggregate principal amount of the Second Lien Incremental Term Loan Facility (and hereby commits to provide 40% of any increase or differing amounts required as a result of the exercise of the

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interest rate flex provisions of the Fee Letter), (ii) Citi is pleased to advise you of its several, but not joint, commitment to provide 22% of the aggregate principal amount of the Second Lien Incremental Term Loan Facility (and hereby commits to provide 22% of any increase or differing amounts required as a result of the exercise of the interest rate flex provisions of the Fee Letter), (iii) CS is pleased to advise you of its several, but not joint, commitment to provide 22% of the aggregate principal amount of the Second Lien Incremental Term Loan Facility (and hereby commits to provide 22% of any increase or differing amounts required as a result of the exercise of the interest rate flex provisions of the Fee Letter), (iv) Antares Lender is pleased to advise you of its several, but not joint, commitment to provide 11% of the aggregate principal amount of the Second Lien Incremental Term Loan Facility (and hereby commits to provide 11% of any increase or differing amounts required as a result of the exercise of the interest rate flex provisions of the Fee Letter) and (v) SG is pleased to advise you of its several, but not joint, commitment to provide 5% of the aggregate principal amount of the Second Lien Incremental Term Loan Facility (and hereby commits to provide 5% of any increase or differing amounts required as a result of the exercise of the interest rate flex provisions of the Fee Letter), in each case in respect of clauses (a) and (b) above on the terms set forth herein and subject only to the satisfaction or waiver of the Limited Conditions (as defined below).

2. Titles and Roles.

It is agreed that (a) Jefferies, Citi, CS Securities, Antares Capital and SGAS will act as joint lead arrangers and joint bookrunners for the First Lien Incremental Term Loan Facility (in such capacity, each a “First Lien Arranger” and collectively, the “First Lien Arrangers”) and (b) Jefferies, Citi, CS Securities, Antares Capital and SGAS will act as joint lead arrangers and joint bookrunners for the Second Lien Incremental Term Loan Facility (in such capacity, each a “Second Lien Arranger” and collectively, the “Second Lien Arrangers” and the Second Lien Arrangers together with the First Lien Arrangers, collectively, the “Arrangers”). It is further agreed that (i) Jefferies shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) for the First Lien Incremental Term Loan Facility and all other information or marketing materials in respect of the First Lien Incremental Term Loan Facility, (ii) Jefferies shall have “left side” designation and shall appear on the top left of any Information Materials for the Second Lien Incremental Term Loan Facility and all other information or marketing materials in respect of the Second Lien Incremental Term Loan Facility and (iii) all other financial institutions will be listed on any Information Materials and all other information or marketing materials in respect of each of the Incremental Term Loan Facilities in decreasing order of their respective commitment percentage for each such Incremental Term Loan Facility, as applicable.

3. Syndication.

We reserve the right, prior to or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you and reasonably acceptable to us and you (such acceptance not to be unreasonably withheld or delayed) (it being understood and agreed that nothing in this Section 3 shall prevent or limit assignments or participations of the Incremental Term Loan Facilities after the Closing Date in accordance with, and as permitted

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by, the provisions contained in the applicable Existing Credit Agreement; provided that (a) we agree not to syndicate, participate or otherwise assign our commitments to Disqualified Lenders (as defined in the applicable Existing Credit Agreement) and no Disqualified Lenders may become Lenders or otherwise participate in the Incremental Term Loan Facilities, and (b) notwithstanding our right to syndicate the Incremental Term Loan Facilities and receive commitments with respect thereto, (i) we shall not be relieved, released or novated from our obligations hereunder (including our obligation to fund the Incremental Term Loan Facilities on the date of the consummation of the Tender Offer with the proceeds of the funding under the Incremental Term Loan Facilities (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Incremental Term Loan Facilities, including our commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of our commitments in respect of the Incremental Term Loan Facilities until the funding of the Incremental Term Loan Facilities and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Incremental Term Loan Facilities and this Commitment Letter, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

It is understood that our commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Incremental Term Loan Facilities and in no event shall the commencement or successful completion of syndication of the Incremental Term Loan Facilities constitute a condition to the availability of the Incremental Term Loan Facilities on the Closing Date. We may commence syndication efforts promptly upon the execution of this Commitment Letter. Until the earlier of (i) the date upon which a “successful syndication” (as defined in the Fee Letter) of the Incremental Term Loan Facilities is achieved and (ii) the 60th calendar day following the Closing Date (such earlier date, the “Syndication Date”), you agree to actively assist us in seeking to complete a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, your using commercially reasonable efforts to (a) ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) cause direct contact between appropriate members of senior management, certain representatives and certain members of your non-legal advisors, on the one hand, and the proposed Lenders, on the other hand, in all such cases at times and locations mutually agreed upon, (c) assist in the preparation of the Information Materials and other customary offering and marketing materials to be used in connection with the syndication, (d) at our request and at your expense, prior to or concurrently with the launch of the syndication of the Incremental Term Loan Facilities, participate in a conference call with each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) to provide each of S&P and Moody’s with an update with respect to the Borrower and the Transactions, (e) at our request, the hosting, with us, of a reasonable number of meetings or conference calls to be mutually agreed upon with prospective Lenders at times and locations to be mutually agreed upon, (f) your providing customary projections of the Borrower and its subsidiaries for the fiscal years 2018 through 2024 (presented on an annual basis) (the “Projections”), and (g) prior to the later of the Closing Date and the Syndication Date, ensure that there will not be any competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of you being offered, placed or arranged (other than the Incremental Term Loan Facilities or any

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indebtedness issued in lieu thereof, ordinary course working capital facilities, local facilities, capital leases, purchase money indebtedness and equipment financings, deferred purchase price obligations, obligations under the Acquisition Agreement or any indebtedness of the Target and its subsidiaries disclosed or otherwise permitted to be incurred pursuant to the Acquisition Agreement) without our consent, if such issuance, offering, placement or arrangement would reasonably be expected to impair the primary syndication of the Incremental Term Loan Facilities in any material respect prior to the Syndication Date. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, (i) neither the commencement nor the completion of any syndication of the Incremental Term Loan Facilities (including the successful syndication thereof), nor your compliance with any of the provisions of this Commitment Letter (other than the Limited Conditions) (including the obligation to use commercially reasonable efforts to obtain, maintain or update (as applicable) the ratings referenced above) shall constitute a condition to our commitments hereunder or the funding of the Incremental Term Loan Facilities on the Closing Date and (ii) the only financial statements that shall be required to be provided to the Commitment Parties hereunder are those required to be delivered pursuant to Exhibit D hereto. We acknowledge that neither the Target nor any of its affiliates is obligated to assist with any syndication of the Incremental Term Loan Facilities and your obligation to use commercially reasonable efforts will not require you to take any action contrary to, or to terminate, the Acquisition Agreement.

The Arrangers will manage, in consultation with you, all aspects of any syndication of the Incremental Term Loan Facilities, including decisions as to the selection of institutions (excluding Disqualified Lenders) reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the second preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders (subject to your prior consent (not to be unreasonably withheld, conditioned or delayed)) and the amount and distribution of fees among the Lenders. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, you, the Sponsor together with certain other investors arranged by and/or designated by the Sponsor (collectively with the Sponsor, the “Investors”) and the Target or any of your or their respective affiliates (provided that in the event that you do not provide information in reliance on the exclusions in this sentence, you shall use commercially reasonable efforts to provide notice to the Arrangers promptly upon obtaining knowledge that such information is being withheld and you shall use your commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate the applicable obligation or privilege).

You hereby acknowledge that (a) we will make available Information (as defined below), Projections and other customary offering and marketing material and presentations, including customary confidential information memoranda to be used in connection with the syndication of the Incremental Term Loan Facilities in a form customarily delivered in connection with senior secured bank financings (the “Information Memorandum”), provided that such Information Memorandum will not be required to contain financial information other than the financial

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information that (i) in the case of the Borrower, is required to be delivered pursuant to Section 5.01 of the Existing Credit Agreements and (ii) in the case of the Target, has been heretofore provided as of the date such Information Memorandum is prepared (such Information, Projections, other offering and marketing material and such Information Memorandum, collectively, with the Term Sheets, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders are or may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to you, the Target, your or their respective subsidiaries or your or their respective securities) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). You agree to assist us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Incremental Term Loan Facilities to be used by Public Siders that consists exclusively of information and documentation that is (i) publicly available (or could be derived from publicly available information), (ii) of a type that would be publicly available (or could be derived from publicly available information) if you were a public reporting company or (iii) is not material with respect to you, the Target, or your or their subsidiaries or your or their respective securities for purposes of United States federal and state securities laws (such information and documents, “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” The information to be included in the additional version of the Information Materials will not, for the avoidance of doubt, be required to be any more expansive than the information included in the version of the Information Materials provided to the Private Siders. It is understood that, in connection with your assistance described above, you shall provide us with customary authorization letters (including customary representations with respect to accuracy of information) for inclusion in any Information Materials that authorize the distribution thereof to prospective Lenders, and, if applicable, confirm that the public-side version of the Information Materials only contains Public Lender Information, and contains customary disclaimers and that exculpates you, the Investors, the Target and us regarding the use of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Sider Information”, which, at a minimum, shall mean that the words “PUBLIC SIDER” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC SIDER”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any Private Lender Information (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC SIDER”).

You acknowledge and agree that the following documents may be distributed to both Private Siders and Public Siders, unless you advise us in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders: (a) administrative materials prepared by us for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Incremental Term Loan Facilities’ terms and conditions and (c) drafts and final versions of the Incremental Amendments (as defined in Exhibit C). If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then we will only distribute such materials to Private Siders.

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4. Information.

You hereby represent and warrant that (with respect to information provided by or relating to the Target, its subsidiaries or their respective operations or assets, to your knowledge) (a) all written factual information and written factual data, other than (i) the Projections, estimates, budgets and other forward-looking information and (ii) information of a general economic or industry specific nature (such written information and data other than as described in the immediately preceding clauses (i) and (ii), the “Information”), that has been or will be made available to any Commitment Party, directly or indirectly, by you, Target or by any of your or their respective representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole after giving effect to all supplements and updates provided thereto, is or will be, when furnished, supplemented or updated, correct in all material respects and does not or will not, when furnished, supplemented or updated, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates provided thereto through the later of the Closing Date and the Syndication Date) and (b) the Projections that have been or will be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that (i) the Projections are merely a prediction as to future events and are not to be viewed as facts, (ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of you, the Sponsor and/or the Target and (iii) no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made at such time, then you will (or, with respect to the Information and Projections relating to the Target, its subsidiaries or their respective operations or assets, will use your commercially reasonable efforts to cause the Target to) promptly supplement the Information and the Projections, as applicable, such that (with respect to the Information relating to the Target and its subsidiaries or their respective operations or assets, to your knowledge) such representations and warranties are correct in all material respects under those circumstances. In arranging and syndicating the Incremental Term Loan Facilities, each Commitment Party (i) will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

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5. Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letter, if and to the extent payable in accordance with the terms hereof. Once paid, except as provided herein, in the Fee Letter or agreed in writing by the parties hereto, such fees shall not be refundable under any circumstances. Notwithstanding anything to the contrary herein or otherwise, if the Closing Date does not occur, no fees, costs or expenses (other than amounts payable pursuant to clause (a) in the first paragraph of Section 7 below, but not any fees, costs, expenses or disbursements of counsel pursuant to clause (b) of that paragraph), will be payable or reimbursable by you pursuant to this Commitment Letter, the Fee Letter or any other agreement entered into between you and any Arranger, the Administrative Agents, Commitment Parties and/or any of their respective affiliates with respect to the Incremental Term Loan Facilities (other than the fees described in the first and second paragraphs of the section “Additional Agreements” in the Fee Letter, solely to the extent any such fee would be required to be paid pursuant to the terms of the Fee Letter).

6. Conditions.

The commitments of the Initial Lenders hereunder to fund the Incremental Term Loan Facilities on the Closing Date and the agreements of the Arrangers to perform the services described herein are subject solely to (a) the conditions in the section entitled “Conditions to Borrowing” in Exhibit B hereto, (b) the conditions in the section entitled “Conditions to Borrowing” in Exhibit C hereto and (c) the applicable conditions in Exhibit D hereto (collectively, the “Limited Conditions”); and, upon satisfaction (or waiver by the Commitment Parties) of such conditions, each party thereto will execute and deliver the Incremental Amendments and the funding of the Incremental Term Loan Facilities shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter, the Existing Credit Agreements and the Incremental Amendments.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Existing Credit Agreements, the Incremental Amendments or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making and accuracy of which will be a condition to the availability of the Incremental Term Loan Facilities on the Closing Date shall be (A) such of the representations and warranties in the Acquisition Agreement made by the Target with respect to the Target and its subsidiaries as are material to the interests of the Lenders (in their capacities as such), but only to the extent that you have (and/or your applicable affiliate has) the right (taking into account any applicable cure provisions) to terminate your (and/or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition without resulting in the payment of any fee, liquidated damages or other amount or be subject to any claim or other liability under the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Incremental Amendments shall be in a form such that they do not

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impair the availability of the Incremental Term Loan Facilities on the Closing Date if the Limited Conditions are satisfied (or waived by the Commitment Parties). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and to the extent applicable, the Guarantors, set forth in the Existing Credit Agreements relating to corporate or other organizational existence of the Borrower and to the extent applicable, the Guarantors, organizational power and authority of, due authorization of, execution and delivery by, enforceability against and no conflicts of the Incremental Amendments with charter documents of the Borrower and to the extent applicable, the Guarantors, in each case, related to the entering into and performance of the Incremental Amendments; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (consistent with the solvency certificate attached as Annex I to Exhibit D hereto); use of proceeds with respect to Federal Reserve margin regulations; solely to the extent it would be unlawful for the Lenders to make available the Incremental Term Loan Facilities, the PATRIOT Act; use of proceeds not in violation of FCPA; use of proceeds not violating sanctions administered by OFAC and laws applicable to sanctioned persons; the Investment Company Act; and, subject to the limitations above, validity and perfection of security interests granted by the Borrower and to the extent applicable, the Guarantors in the collateral (subject to permitted liens as set forth in the Existing Credit Agreements). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

7. Indemnity; Expenses.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the syndication and documentation of the Incremental Term Loan Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, its affiliates (other than Excluded Affiliates to the extent acting in their capacities as such) and their respective officers, directors, employees, agents, controlling persons, advisors and other representatives and the successors and permitted assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable, documented and invoiced out-of-pocket fees and expenses, joint or several (limited, in the case of (i) legal fees and expenses, to the reasonable, documented and invoiced fees, disbursements and other charges of one counsel for all Indemnified Persons and, if necessary, one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnified Persons (and, in the case of an actual conflict of interest, one additional conflicts counsel for the affected Indemnified Persons) and (ii) the fees and expenses of any other advisor or consultant, to the reasonable, documented and invoiced fees, disbursements and other charges of such advisor or consultant, but solely to the extent you have consented to the retention of such person (such consent not to be unreasonably withheld or delayed)), to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to this Commitment Letter (including the Term Sheets), the Original Commitment Letter, the Fee Letter, the Original Fee Letter (as defined in the Fee Letter), the Transactions or any related transaction contemplated hereby, the Incremental Term Loan Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, the Target, your or any of the Target’s respective equity holders, affiliates, creditors or any other

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third person; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities, costs or expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates under this Commitment Letter (including the Term Sheets) or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than an Arranger or an agent under the Incremental Term Loan Facilities acting in its capacity as such) and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable, documented and invoiced out-of-pocket expenses (limited, in the case of (i) legal fees and expenses, to the reasonable, documented and invoiced fees, disbursements and other charges of one counsel for all Indemnified Persons and, if necessary, one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnified Persons (and, in the case of an actual conflict of interest, one additional conflicts counsel for the affected Indemnified Persons) and (ii) the fees and expenses of any other advisor or consultant, to the reasonable, documented and invoiced fees, disbursements and other charges of such advisor or consultant, but solely to the extent you have consented to the retention of such person (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Incremental Term Loan Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter and the Incremental Amendments (collectively, the “Expenses”). The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Existing Credit Agreements as amended by the Incremental Amendments upon effectiveness of the Incremental Amendments (and the funding under the Incremental Amendments) and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no party hereto shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such person or any of such person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, the Investors, the Target or any affiliate of any of the foregoing, any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter, the Transactions (including the Incremental Term Loan Facilities and the use of proceeds thereunder), or with respect to any activities related to the Incremental Term Loan Facilities, including the preparation of this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter and the Incremental

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Amendments; provided that nothing contained in clause (ii) above shall limit your indemnity and reimbursement obligations to the extent set forth in the immediately preceding paragraph in respect of any third party claims alleging such indirect, special, punitive or consequential damages. Notwithstanding the foregoing, each Indemnified Person will be obligated to refund and return promptly any and all amounts paid by you under the immediately preceding paragraph to the extent it has been determined by a court of competent jurisdiction in a final and non-appealable decision that such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.

In case any claim, litigation, investigation or proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify you of the commencement of any such claim, litigation, investigation or proceeding; provided, however, that the failure to so notify you will not relieve you from any liability that you may have to such Indemnified Person pursuant to this Section 7 or from any liability that you may have to such Indemnified Person other than pursuant to this Section 7, except to the extent that you are materially prejudiced by such failure. In connection with any one claim, litigation, investigation or proceeding, you will not be responsible for the fees and expenses of more than one separate law firm for all Indemnified Persons plus additional conflicts and local counsel as provided herein.

8. Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities) to other persons in respect of which you, the Target and your and its affiliates may have conflicting interests regarding the transactions described herein and otherwise. Neither the Commitment Parties nor any of their respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by

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them or their affiliates of services for other persons, and neither the Commitment Parties nor their respective affiliates will furnish any such information to other persons in contravention of Section 9 hereof. You also acknowledge that neither the Commitment Parties nor their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

You acknowledge that the Commitment Parties are full service securities firms engaged, either directly or through their respective affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each Commitment Party and its affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Target and other companies that may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and other financial instruments. The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities and other financial instruments issued by you, the Target or other companies that may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Target and you. You agree that each Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party or any of its affiliates, on the one hand, and you, the Target, or your and their respective affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their respective affiliates, on the one hand, and you and the Target on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Parties and their respective applicable affiliates (as the case may be) are acting solely as principals and not as agents or fiduciaries of you, the Target, your and their management, equityholders, creditors, affiliates or any other person, (iii) the Commitment Parties and their respective applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates has advised or is currently advising you or the Target on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter, and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Parties or their respective applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

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9. Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter or any of the contents thereof or, prior to your acceptance hereof, this Commitment Letter or any of the contents hereof, or the activities of the Commitment Parties pursuant hereto or thereto, to any person or entity without our prior written approval (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to the Investors and after your acceptance hereof and to your and their affiliates and your and their respective officers, directors, members, partners, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders, and to any other actual or potential co-investors, who are directly involved in the consideration of this matter and have a need to know the information contained herein or therein, as applicable, are informed of the confidential nature of this Commitment Letter, the Fee Letter and the contents hereof and thereof and who are or have been advised of their obligation to keep the same confidential, (b) if the Commitment Parties consents in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or subpoena or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter and its contents (but not the Fee Letter, except as provided in clause (v) below) to the Target, its affiliates and subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, members, controlling persons or equity holders, in each case who are informed of the confidential nature of this Commitment Letter, the Fee Letter and the contents hereof and thereof and who are or have been advised of their obligation to keep the same confidential, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letter) in any syndication or other marketing materials in connection with the Incremental Term Loan Facilities or in connection with any public filing relating to the Transactions or in any other required filing with the Securities Exchange Commission and other regulatory authorities, (iii) you may disclose the Term Sheets and the other Exhibits and annexes to this Commitment Letter and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining, maintaining or updating (as applicable) ratings for the Borrower and the Incremental Term Loan Facilities, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in marketing materials for the Incremental Term Loan Facilities or in any public filing relating to the Transactions, (v) to the extent portions thereof have been redacted in a manner to be reasonably satisfactory to us, you may disclose the Fee Letter and the contents thereof to the Target, their affiliates, and, in each case, their respective subsidiaries and their respective officers, directors, members, partners, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders, on a confidential and need-to-know basis, (vi) you may disclose this Commitment Letter, the Fee Letter and the contents hereof and thereof to the extent this Commitment Letter, the Fee Letter or the contents hereof or thereof, as applicable, become publicly available other than by reason of disclosure by you in breach of this Commitment Letter and (vii) you may disclose this Commitment Letter, the Fee Letter and the contents hereof and thereof to the extent necessary to enforce your rights and remedies hereunder or thereunder.

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The Commitment Parties and their respective affiliates will use all information provided to it or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the Transactions solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their respective affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over a Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of disclosure by a Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Investors, the Target or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by a Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Sponsor, the Target or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by a Commitment Party, (f) to a Commitment Party’s affiliates (other than Excluded Affiliates) and to its and their respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information confidential (with such Commitment Party responsible for such person’s compliance with this paragraph); provided, that no disclosure will be made by any Commitment Party, any of its affiliates or any of its or their respective employees, legal counsel, independent auditors, professionals or other experts or agents pursuant to this clause (f) to any affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital (each a “Private Equity Affiliate”) or to any employees engaged directly or indirectly in the sale of the Target as representatives of the Target (other than, in each case, such persons engaged by you or your affiliates as part of the Acquisition) (each a “Sell Side Affiliate” and together with the Private Equity Affiliates, other than a limited number of senior employees who are required, in accordance with industry regulations or such Commitment Party’s internal policies and procedures to act in a supervisory capacity and such Commitment Party’s internal legal, compliance, risk management, credit or investment committee members, the “Excluded Affiliates”), (g) as may be included in marketing term sheets based substantially on the Term Sheets to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of

14

its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information, (h) for purposes of establishing a “due diligence” defense, or (i) with your prior written consent. The obligation of each Commitment Party and its affiliates, if any, under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Existing Credit Agreements as amended by the Incremental Amendments upon effectiveness of the Incremental Amendments (and the funding under the Incremental Amendments); provided that if the Closing Date does not occur, this paragraph shall automatically terminate on the second anniversary hereof.

10. Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed), and any attempted assignment without such consent shall be null and void. This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to and do not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, each Commitment Party reserves the right to employ the services of its affiliates (other than Excluded Affiliates) in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates certain fees payable to such Commitment Party in such manner as such Commitment Party and its affiliates may agree in their sole discretion and, to the extent so employed, such affiliates shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of such Commitment Party hereunder; provided that such Commitment Party will be liable for the actions or inactions of any such person whose services are so employed. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “.pdf” or “.tif” file) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the Exhibits and annexes hereto), together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Incremental Term Loan Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Incremental Term Loan Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that, notwithstanding the sentence to which this proviso applies and the governing law provisions of this Commitment Letter and the Fee Letter, it is understood and agreed that (A) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Acquisition Agreement) (and whether or not a Company Material Adverse Effect (as defined in the Acquisition Agreement) has occurred), (B) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any

15

inaccuracy thereof you or any of your affiliates have the right to terminate your or their obligations thereunder in accordance with the Acquisition Agreement and (C) the determination of whether the Tender Offer has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware; provided that any disputes with respect to, arising out of, relating to, or in connection with fiduciary duties of the members of the Board of Directors (as defined in the Acquisition Agreement) of the Target or any other provisions in the Acquisition Agreement that are required by the “internal affairs doctrine” to be governed by the laws of the State of Oregon shall be governed by such laws of the State of Oregon, but only to the extent so required.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including to fund the Incremental Term Loan Facilities, it being acknowledged and agreed that the commitment provided hereunder is subject only to satisfaction or waiver of the Limited Conditions; it being understood that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate any portion of the Transactions.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY, OR ON BEHALF OF ANY PARTY RELATED TO, OR ARISING OUT OF, THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, in each case, sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby in any such New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

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We hereby notify you that pursuant to the requirements of the USA PATRIOT Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

This paragraph and the indemnification, information, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication (including the “market flex” provisions) and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the Incremental Amendments are executed and delivered; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the later of the Closing Date and the Syndication Date and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the applicable provisions of the Existing Credit Agreements as amended by the Incremental Amendments upon the effectiveness of the Incremental Amendments (and the funding under the Incremental Amendments), and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or, on a pro rata basis, all or a portion of the Initial Lenders’ respective commitments with respect to the Incremental Term Loan Facilities (or any portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter not later than 11:59 p.m., New York City time, on the date that is ten (10) business days from the date hereof. The Initial Lenders’ respective commitments and the obligations of the Arrangers hereunder will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitments available for you until the earliest of (i) after execution of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement in accordance with its terms, (ii) the consummation of the Acquisition without the funding of the Incremental Term Loan Facilities and (iii) 5:00 p.m., New York City time, on June 1, 2018 if the Limited Conditions have not been satisfied or waived prior to such time (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Arrangers to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing (including by email).

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

JEFFERIES FINANCE LLC

By:	/s/ Jason Kennedy
Name: Jason Kennedy
Title: Managing Director

[Signature Page to Project Cascade Amended and Restated Commitment Letter]

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Tom Cole
Name: Tom Cole
Title: Managing Director

[Signature Page to Project Cascade Amended and Restated Commitment Letter]

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Edward Lee
Name: Edward Lee
Title: Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Mikhail Faybusovich
Name: Mikhail Faybusovich
Title: Authorized Signatory

By:	/s/ Shyam Kapadia
Name: Shyam Kapadia
Title: Authorized Signatory

[Signature Page to Project Cascade Amended and Restated Commitment Letter]

ANTARES CAPITAL LP

By:	/s/ Andrew Jones
Name: Andrew Jones
Title: Duly Authorized Signatory

ANTARES HOLDINGS LP
By: Antares Holdings GP Inc., its general partner

By:	/s/ Dave Colla
Name: Dave Colla
Title: Duly Authorized Signatory

[Signature Page to Project Cascade Amended and Restated Commitment Letter]

SG AMERICAS SECURITIES, LLC

By:	/s/ Pranav Chandra
Name: Pranav Chandra
Title: Managing Director

SOCIÉTÉ GÉNÉRALE

By:	/s/ Pranav Chandra
Name: Pranav Chandra
Title: Managing Director

[Signature Page to Project Cascade Amended and Restated Commitment Letter]

Accepted and agreed to as of the date first above written:

ENGINEERED MACHINERY HOLDINGS, INC.

By	/s/ Craig Reuther
Name: Craig Reuther
Title: Chief Financial Officer, Treasurer and Secretary

[Signature Page to Project Cascade Amended and Restated Commitment Letter]

EXHIBIT A

Project Cascade

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter (the “Commitment Letter”) to which this Exhibit A is attached or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Engineered Machinery Holdings, Inc., a Delaware corporation (the “Borrower”), a wholly owned subsidiary of WP Deluxe Holdings, Inc., a Delaware corporation (“Holdings”), intends to acquire, directly or indirectly, a majority of the outstanding equity interests of the entity previously identified to us by you as “Cascade” (the “Target”), to be effected through a cash tender offer (the “Tender Offer”) to acquire all of the outstanding common stock of the Target by a direct or indirect wholly owned U.S subsidiary of the Borrower (“Merger Sub”) followed by the merger of Merger Sub with and into the Target with the Target being the surviving corporation of the merger .

In connection with the foregoing it is intended that:

a)	Pursuant to the Agreement and Plan of Merger dated as of January 25, 2018 (together with all exhibits, schedules, annexes and disclosure schedules thereto, collectively, the “Acquisition Agreement”), among the Target and the other parties party thereto, the Borrower shall acquire, directly or indirectly.

b)	The Borrower will obtain senior secured incremental term facilities in an aggregate principal amount of $185.0 million comprised of (i) a $150.0 million senior secured first lien incremental term loan facility, which will be provided (x) in the form of First Lien Incremental Term Loans as defined in the Existing First Lien Credit Agreement (as defined in Exhibit B) and (y) pursuant to, and on the terms as described in Exhibit B to the Commitment Letter (the “First Lien Incremental Term Loan Facility”) and (ii) a $35.0 million senior secured second lien incremental term loan facility, which will be provided (x) in the form of Second Lien Incremental Term Loans as defined in the Existing Second Lien Credit Agreement (as defined in Exhibit C, and together with the Existing First Lien Credit Agreement the “Existing Credit Agreements”) and (y) pursuant to, and on the terms as described in Exhibit C to the Commitment Letter (the “Second Lien Incremental Term Loan Facility,” and together with the First Lien Incremental Term Loan Facility, the “Incremental Term Loan Facilities”).

c)	All existing indebtedness for borrowed money of the Target and its subsidiaries under the Revolving Credit, Term Loan and Security Agreement dated July 20, 2015 (as amended by that First Amendment No. 1 dated September 18, 2015, as further amended by the Second Amendment dated January 24, 2018, the “Existing Cascade Credit Agreement”), among the Target, and PNC Bank, National Association as lender, will be repaid and all commitments, liens and security interests thereunder will be terminated in accordance with the payoff letter, in each case, excluding any indebtedness permitted to be incurred or remain outstanding under the Acquisition Agreement after the Closing Date (the “Refinancing”).

A-1

d)	The proceeds of the Incremental Term Loan Facilities funded on the Closing Date and cash on hand of the Target or the Borrower, if applicable, will be applied to pay (i) the consideration in connection with the Acquisition and any other payments required under the Acquisition Agreement, (ii) the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) the Refinancing (the amounts set forth in clauses (i), (ii) and (iii) above, collectively, the “Acquisition Costs”) with any remainder to be credited to the account of the Borrower and its subsidiaries for general corporate purposes and to fund any working capital needs.

The transactions described above (including the payment of Acquisition Costs) are collectively referred to herein as the “Transactions”.

A-2

EXHIBIT B

Project Cascade

$150.0 million Senior Secured First Lien Incremental Term Loan Facility

Summary of Principal Terms and Conditions1

Borrower:	Engineered Machinery Holdings, Inc., a Delaware corporation (the “Borrower”), a wholly owned subsidiary of WP Deluxe Holdings, Inc., a Delaware corporation (“Holdings”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

First Lien Administrative Agent and First Lien Collateral Agent:	Jefferies will continue to act as sole first lien administrative agent and sole first lien collateral agent (in such capacities, the “First Lien Administrative Agent”) and will perform the duties customarily associated with such roles.

First Lien Arrangers and Bookrunners:	Jefferies, Citi, CS Securities, Antares Capital and SGAS will act as joint lead arrangers and joint bookrunners for the First Lien Incremental Term Loan Facility and will perform the duties customarily associated with such roles.

First Lien Incremental Term Loan Facility:	A senior secured first lien incremental term loan facility (the “First Lien Incremental Term Loan Facility” and the loans thereunder, the “First Lien Incremental Term Loans” and the lenders providing such First Lien Incremental Term Loans, the “First Lien Incremental Term Loan Lenders”) in an aggregate principal amount of $150.0 million plus, at the Borrower’s election, an amount sufficient to fund any additional original issue discount (“OID”) or upfront fees required to be funded pursuant to the interest rate flex provisions implemented pursuant to the Fee Letter, to be incurred in the form of either a First Lien Incremental Term Facility pursuant to and in compliance with Section 2.20(a)(i) of the Existing First Lien Credit Agreement or a First Lien Incremental Term Loan Increase to the existing Initial Term Loans under the Existing First Lien Credit Agreement pursuant to and in compliance with Section 2.20(a)(ii) of the Existing First Lien Credit Agreement.

LCT Election:	The Acquisition is a Limited Condition Transaction and the Borrower has made a LCT Election such that the LCT Test Date with respect to any action taken in connection with the Acquisition shall be deemed to be the date of the Acquisition Agreement when calculating any applicable ratio, the amount or availability of the Incremental Cap, the amount or availability of the Available Amount or any other basket based on Consolidated EBITDA or total assets, or determining other

[1]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto or the Existing First Lien Credit Agreement referred to herein, as applicable.

compliance with the Existing First Lien Credit Agreement (including the determination of compliance with any provision of the Existing First Lien Credit Agreement which requires that no Default or Event of Default (including any Specified Event of Default) has occurred, is continuing or would result therefrom).

Purpose:	The proceeds of borrowings under the First Lien Incremental Term Loan Facility will be used, directly or indirectly, on the Closing Date, together with any proceeds of the borrowings under the Second Lien Incremental Term Loan Facility and cash on hand of the Target or the Borrower, if applicable, to pay the Acquisition Costs, the Refinancing and to fund any additional upfront fees or original issue discount implemented pursuant to the interest rate flex provisions of the Fee Letter and for other general corporate purposes and to fund any working capital needs.

Availability:	The First Lien Incremental Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the First Lien Incremental Term Loan Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:

The interest rates under the First Lien Incremental Term Loan Facility will be, at the option of the Borrower, (x) the Adjusted LIBO Rate plus 3.25% or (y) the Alternate Base Rate plus 2.25%.

From and after the delivery by the Borrower to the First Lien Administrative Agent of the Borrower’s financial statements pursuant to Section 5.01(a) of the Existing First Lien Credit Agreement for the fiscal year ended December 31, 2017, the interest rate spread shall be subject to one step down of 25 bps upon achievement of a Senior Secured First Lien Net Leverage Ratio that is less than or equal to 4.50:1.00.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 12 months or such other period less than one month) for Eurodollar Borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of interest computed by reference to the Alternate Base Rate).

Interest shall be payable in arrears (a) for Eurodollar Loans, on the last Business Day of the applicable Interest Period and, for Interest Periods of greater than three months, every three months, and on the Term Maturity Date and (b) for ABR Loans, quarterly in arrears and on the Term Maturity Date.

Adjusted LIBOR will be subject to a floor of 1.00% per annum and the ABR will be subject to a floor of 2.00% per annum.

Default Rate:	As set forth in the Existing First Lien Credit Agreement, upon the occurrence and during the continuance of a Specified Event of Default, all overdue principal amounts will bear interest at the applicable interest rate plus 2.00% per annum, and overdue interest, fees and other amounts shall bear interest at the interest rate applicable to ABR Revolving Loans plus 2.00% per annum and in each case, shall be payable on demand and shall begin to accrue from the date of such Specified Event of Default.

Final Maturity and Amortization:	The First Lien Incremental Term Loan Facility will mature on the scheduled maturity of the existing Initial Term Loans under the Existing First Lien Credit Agreement (i.e., July 19, 2024) and will amortize in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount (and, to the extent the First Lien Incremental Term Loan Facility is in the form of a First Lien Incremental Term Loan Increase, adjusted as necessary for the First Lien Incremental Term Loan Facility to be fungible with the existing Initial Term Loans under the Existing First Lien Credit Agreement) (subject to reduction in connection with debt prepayments), with the balance payable on July 19, 2024; provided that the Existing First Lien Credit Agreement provides the right for individual Term Lenders to agree to extend the maturity date of the outstanding Term Loans held by such Term Lender upon the request of the Borrower and without the consent of any other Term Lender (subject to the terms and conditions set forth in the Existing First Lien Credit Agreement).

Guarantees:	Same as the Existing First Lien Credit Agreement.

Security:	Same as the Existing First Lien Credit Agreement.

Mandatory Prepayments:	Same as Existing First Lien Credit Agreement with respect to the Term Loans thereunder. Subject to the limited declination rights of Term Lenders as set forth in the Existing First Lien Credit Agreement, Term Loans (including First Lien Incremental Term Loans) under the Existing First Lien Credit Agreement shall be mandatorily prepaid with a percentage of Excess Cash Flow and Net Proceeds of certain specified Prepayment Events (including (x) certain non-ordinary course asset sales or other dispositions of property by the Borrower and its Restricted Subsidiaries and (y) any incurrence of certain Indebtedness), in each case in such amounts and at such times, and subject to the exceptions, conditions and limitations set forth in the Existing First Lien Credit Agreement.

Voluntary Prepayments:	Voluntary prepayments of the First Lien Incremental Term Loans will be permitted at any time in minimum principal amounts as set forth in the Existing First Lien Credit Agreement, without premium (other than as provided below) or penalty, subject to reimbursement of redeployment and customary breakage costs (excluding loss of profit) in the case of a prepayment of Eurodollar Loans other than on the last day of the relevant Interest Period.

In the event that, on or prior to the six month anniversary of the Effective Date of the Existing First Lien Credit Agreement, the Borrower (x) makes any prepayment of the First Lien Incremental Term Loans in connection with any Repricing Transaction or (y) effects any amendment of the Existing First Lien Credit Agreement resulting in a Repricing Transaction with respect to the First Lien Incremental Term Loans, the Borrower shall pay to the First Lien Incremental Term Lenders (I) in the case of clause (x) a prepayment premium of 1.00% of the principal amount of the First Lien Incremental Term Loans being prepaid in connection with such Repricing Transaction and (II) in the case of clause (y), an amount equal to 1.00% of the aggregate principal amount of the applicable First Lien Incremental Term Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction.

Documentation:	The First Lien Incremental Term Loan Facility will be established pursuant to a First Lien Incremental Facility Amendment (the “First Lien Incremental Amendment”) to that certain First Lien Credit Agreement, dated as of July 19, 2017 (as amended on July 28, 2017 and as further amended, supplemented, or otherwise modified from time to time prior to the Closing Date, by and among Holdings, the Borrower, the Lenders and Issuing Banks from time to time party thereto and the First Lien Administrative Agent (the “Existing First Lien Credit Agreement”)) pursuant to and in compliance with Section 2.20 of the Existing First Lien Credit Agreement; provided that to the extent the First Lien Incremental Term Loans are structured as a new class of term loans, the First Lien Incremental Term Loans shall have the benefit of the “MFN” protection set forth in the Existing First Lien Credit Agreement to the same extent as the Initial Term Loans.

Representations and Warranties:	As set forth in the Existing First Lien Credit Agreement, subject to the Certain Funds Provisions.

Conditions to Borrowing:	The availability of the First Lien Incremental Term Loan Facility on the Closing Date will be subject solely to the satisfaction (or waiver by the Commitment Parties) of the applicable conditions set forth in Exhibit D to the Commitment Letter.

Affirmative Covenants:	As set forth in the Existing First Lien Credit Agreement.

Negative Covenants:	As set forth in the Existing First Lien Credit Agreement, including restrictions (in each case, subject to the “baskets” and other exceptions and qualifications set forth in the Existing First Lien Credit Agreement) on:

a) the incurrence of debt;

b) liens;

c) fundamental changes;

d) investments;

e) asset sales (including sales of subsidiaries) and sale leasebacks;

f) dividends or distributions on, or redemptions of, the Borrower’s equity;

g) prepayments or redemptions of subordinated debt or amendments of subordinated debt documents in a manner material and adverse to the Lenders;

h) transactions with affiliates;

i) restrictive agreements;

j) changes in fiscal year; and

k) permitted activities of Holdings.

Certain of the “baskets” applicable to certain of the foregoing negative covenants will be built by the Available Amount and the Available Equity Amount, the utilization of which shall be subject to the conditions and limitations set forth in the Existing First Lien Credit Agreement.

Financial Covenant:	None.

Events of Default:	As set forth in the Existing First Lien Credit Agreement.

Voting; Cost and Yield Protection; Assignments and Participations; and Expenses and Indemnification:	As set forth in the Existing First Lien Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the First Lien Administrative Agent and the First Lien Arrangers:	Cahill Gordon & Reindel LLP.

EXHIBIT C

Project Cascade

$35.0 million Senior Secured Second Lien Incremental Term Loan Facility

Summary of Principal Terms and Conditions2

Borrower:	Engineered Machinery Holdings, Inc., a Delaware corporation (the “Borrower”), a wholly owned subsidiary of WP Deluxe Holdings, Inc., a Delaware corporation (“Holdings”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Second Lien Administrative Agent and Second Lien Collateral Agent:	Jefferies will continue to act as sole second lien administrative agent and sole second lien collateral agent (in such capacities, the “Second Lien Administrative Agent” and together with the First Lien Administrative Agent, the “Administrative Agents”) and will perform the duties customarily associated with such roles.

Second Lien Arrangers and Bookrunners:	Jefferies, Citi, CS Securities, Antares Capital and SGAS will act as joint lead arrangers and joint bookrunners for the Second Lien Incremental Term Loan Facility and will perform the duties customarily associated with such roles.

Second Lien Incremental Term Loan Facility:	A senior secured second lien incremental term loan facility (the “Second Lien Incremental Term Loan Facility” and the loans thereunder, the “Second Lien Incremental Term Loans” and the lenders providing such Second Lien Incremental Term Loans, the “Second Lien Incremental Term Loan Lenders”) in an aggregate principal amount of $35.0 million plus, at the Borrower’s election, an amount sufficient to fund any additional OID or upfront fees required to be funded pursuant to the interest rate flex provisions implemented pursuant to the Fee Letter, to be incurred in the form of either a Second Lien Incremental Term Facility pursuant to and in compliance with Section 2.20(a)(i) of the Existing Second Lien Credit Agreement or a Second Lien Incremental Term Loan Increase to the existing Initial Term Loans under the Existing Second Lien Credit Agreement pursuant to and in compliance with Section 2.20(a)(ii) of the Existing Second Lien Credit Agreement.

LCT Election:	The Acquisition is a Limited Condition Transaction and the Borrower has made a LCT Election such that the LCT Test Date with respect to any action taken in connection with the Acquisition shall be deemed to be the date of the Acquisition Agreement when calculating any applicable ratio, the amount or availability of the Incremental Cap, the amount or availability of the Available Amount or any other basket

[2]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto or the Existing Second Lien Credit Agreement referred to herein, as applicable.

based on Consolidated EBITDA or total assets, or determining other compliance with the Existing Second Lien Credit Agreement (including the determination of compliance with any provision of the Existing Second Lien Credit Agreement which requires that no Default or Event of Default (including any Specified Event of Default) has occurred, is continuing or would result therefrom).

Purpose:	The proceeds of borrowings under the Second Lien Incremental Term Loan Facility will be used, directly or indirectly, on the Closing Date, together with any proceeds of the borrowings under the First Lien Incremental Term Loan Facility and cash on hand of the Target or the Borrower, if applicable, to pay the Acquisition Costs, the Refinancing, to fund any additional upfront fees or original issue discount implemented pursuant to the interest rate flex provisions of the Fee Letter and for other general corporate purposes and to fund any working capital needs.

Availability:	The Second Lien Incremental Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Second Lien Incremental Term Loan Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:

The interest rates under the Second Lien Incremental Term Loan Facility will be, at the option of the Borrower, (x) the Adjusted LIBO Rate plus 7.25% or (y) the Alternate Base Rate plus 6.25%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 12 months or such other period less than one month) for Eurodollar Borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of interest computed by reference to the Alternate Base Rate).

Interest shall be payable in arrears (a) for Eurodollar Loans, on the last Business Day of the applicable Interest Period and, for Interest Periods of greater than three months, every three months, and on the Term Maturity Date and (b) for ABR Loans, quarterly in arrears and on the Term Maturity Date.

Adjusted LIBOR will be subject to a floor of 1.00% per annum and the ABR will be subject to a floor of 2.00% per annum.

Default Rate:	As set forth in the Existing Second Lien Credit Agreement, upon the occurrence and during the continuance of a Specified Event of Default, all overdue principal amounts will bear interest at the applicable interest rate plus 2.00% per annum, and overdue interest, fees and other amounts shall bear interest at the interest rate applicable to ABR Revolving Loans plus 2.00% per annum and in each case, shall be payable on demand and shall begin to accrue from the date of such Specified Event of Default.

Final Maturity:	The Second Lien Incremental Term Loan Facility will mature on the scheduled maturity of the existing Initial Term Loans under the Existing Second Lien Credit Agreement (i.e., July 19, 2025); provided that the Existing Second Lien Credit Agreement provides the right for individual Term Lenders to agree to extend the maturity date of the outstanding Term Loans held by such Term Lender upon the request of the Borrower and without the consent of any other Term Lender (subject to the terms and conditions set forth in the Existing Second Lien Credit Agreement).

Guarantees:	Same as the Existing Second Lien Credit Agreement.

Security:	Same as the Existing Second Lien Credit Agreement.

Mandatory Prepayments:	Same as Existing Second Lien Credit Agreement with respect to the Term Loans thereunder. Subject to the limited declination rights of Term Lenders as set forth in the Existing Second Lien Credit Agreement, Term Loans (including Second Lien Incremental Term Loans) under the Existing Second Lien Credit Agreement shall be mandatorily prepaid with a percentage of Excess Cash Flow and Net Proceeds of certain specified Prepayment Events (including (x) certain non-ordinary course asset sales or other dispositions of property by the Borrower and its Restricted Subsidiaries and (y) any incurrence of certain Indebtedness), in each case in such amounts and at such times, and subject to the exceptions, conditions and limitations set forth in the Existing Second Lien Credit Agreement; provided that (i) the Borrower shall not be required to make any prepayments prohibited by the First/Second Lien Intercreditor Agreement or the Permitted First Priority Debt Documents (including any First Lien Loan Documents) and (ii) to the extent the Borrower applies any amount to prepay Permitted First Priority Debt (including any First Lien Term Loans), it shall be deemed to have satisfied its obligations to prepay the Term Loans under the Existing Second Lien Credit Agreement.

Voluntary Prepayments:

Subject to the payment of the Prepayment Premium, voluntary prepayments of the Second Lien Incremental Term Loans will be permitted at any time in minimum principal amounts as set forth in the Existing Second Lien Credit Agreement, without premium (other than as provided below) or penalty, subject to reimbursement of redeployment and customary breakage costs (excluding loss of profit) in the case of a prepayment of Eurodollar Loans other than on the last day of the relevant Interest Period.

“Prepayment Premium” means (a) if such prepayment is made on or prior to the first anniversary of the Effective Date of the Existing Second Lien Credit Agreement, a prepayment premium of 2.0% of the aggregate principal amount of the Second Lien Incremental Term Loans so prepaid; (b) if such prepayment is made after the first anniversary of the Effective Date of the Existing Second Lien Credit Agreement but on or prior to the second anniversary of the Effective Date of the Existing Second Lien Credit Agreement, a prepayment premium of 1.0% of the aggregate principal amount of the Second Lien Incremental Term Loans so prepaid; and (c) if such prepayment is made after the second anniversary of the Effective Date of the Existing Second Lien Credit Agreement, zero.

Documentation:	The Second Lien Incremental Term Loan Facility will be established pursuant to a Second Lien Incremental Facility Amendment (the “Second Lien Incremental Amendment” and together with the First Lien Incremental Amendment, the “Incremental Amendments”) to that certain Second Lien Credit Agreement, dated as of July 19, 2017 (as amended on July 28, 2017 and August 7, 2017 and as further amended, supplemented, or otherwise modified from time to time prior to the Closing Date, by and among Holdings, the Borrower, the Lenders from time to time party thereto and the Second Lien Administrative Agent (the “Existing Second Lien Credit Agreement” and together with the Existing First Lien Credit Agreement, the “Existing Credit Agreements”) pursuant to and in compliance with Section 2.20 of the Existing Second Lien Credit Agreement; provided that to the extent the Second Lien Incremental Term Loans are structured as a new class of term loans, the Second Lien Incremental Term Loans shall have the benefit of the “MFN” protection set forth in the Existing Second Lien Credit Agreement to the same extent as the Initial Term Loans.

Representations and Warranties:	As set forth in the Existing Second Lien Credit Agreement, subject to the Certain Funds Provisions.

Conditions to Borrowing:	The availability of the Second Lien Incremental Term Loan Facility on the Closing Date will be subject solely to the satisfaction (or waiver by the Commitment Parties) of the applicable conditions set forth in Exhibit D to the Commitment Letter.

Affirmative Covenants:	As set forth in the Existing Second Lien Credit Agreement.

Negative Covenants:	As set forth in the Existing Second Lien Credit Agreement.

Financial Covenant:	None.

Events of Default:	As set forth in the Existing Second Lien Credit Agreement.

Voting; Cost and Yield Protection; Assignments and Participations; and Expenses and Indemnification:	As set forth in the Existing Second Lien Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the Second Lien Administrative Agent and the Second Lien Arrangers:	Cahill Gordon & Reindel LLP.

EXHIBIT D

Project Cascade

Summary of Additional Conditions3

The borrowings under the Incremental Term Loan Facilities shall be subject only to the following conditions, subject to the Certain Funds Provisions in all respects:

1. The Tender Offer shall have been consummated or, substantially simultaneously with the borrowings under the Incremental Term Loan Facilities, shall be consummated in all material respects in accordance with the terms of the Acquisition Agreement after giving effect to any modifications, amendments, consents or waivers not prohibited by this paragraph and the Minimum Tender Condition (as defined in the Acquisition Agreement) shall have been satisfied. The Acquisition Agreement shall not have been amended or waived or modified (and no consent shall have been granted thereunder) by you or any of your affiliates in a manner materially adverse to the Commitment Parties (in its capacity as such) without the written consent of the Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned and provided that the Commitment Parties shall be deemed to have consented to such amendment, waiver or consent unless it shall object thereto within 48 hours after notice of such proposed amendment, waiver or consent) (it being understood that any substantive modification, amendment, consent or waiver to the definition of Company Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof) shall be deemed to be materially adverse to the interests of the Commitment Parties).

2. (A) The Specified Acquisition Agreement Representations shall be true and correct in all material respects and (B) the Specified Representations shall be true and correct in all material respects.

3. As of the date of the Acquisition Agreement, no Specified Event of Default (as defined in the Existing Credit Agreements) shall have occurred and be continuing.

4. At the scheduled Expiration Time (as defined in the Acquisition Agreement) of the Offer (as defined in the Acquisition Agreement) and since the date of the Acquisition Agreement, a Company Material Adverse Effect (as defined in the Acquisition Agreement) shall not have occurred.

5. The Refinancing shall have been consummated, or substantially concurrently with the borrowing under the Incremental Term Loan Facilities, shall be consummated.

[3]	Capitalized terms used herein shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit D is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

D-1

6. The Administrative Agents and the Commitment Parties shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Administrative Agents or the Commitment Parties that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

7. The execution and delivery prior to or substantially concurrently with the borrowing under the Incremental Term Loan Facilities (i) by the Borrower and by the other Guarantors party thereto, as applicable, of the Incremental Amendments, which shall, in each case, be consistent with the Commitment Letter and Term Sheets and subject in all respects to the Certain Funds Provisions and (ii) of customary legal opinions, customary borrowing notices, customary evidence of authorization, customary officer’s certificates, good standing certificates (to the extent applicable) in the respective jurisdictions of the Borrower and the Guarantors and a solvency certificate of the Borrower’s chief financial officer or other financial officer (certifying that, after giving effect to the Transactions on the Closing Date, the Borrower and its subsidiaries on a consolidated basis are solvent) in substantially the form of Annex I to this Exhibit D.

8. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three (3) Business Days prior to the Closing Date, shall, upon or substantially concurrently with the borrowings under the Incremental Term Loan Facilities, have been paid (which amounts may be offset against the proceeds of the Incremental Term Loan Facilities).

9. You shall have provided the Arrangers with a period of five (5) consecutive Business Days following delivery of the financial and other information required for the Information Memorandum and prior to the Closing Date to syndicate the Incremental Term Loan Facilities (the “Marketing Period”). If at any time you shall in good faith believe that you have provided the financial and other information required for the Information Memorandum, you may deliver to the Arrangers written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered the financial and other information required for the Information Memorandum on the date of such notice and the Marketing Period shall be deemed to have commenced on the date of such notice, unless the Arrangers in good faith reasonably believe that you have not completed delivery of the financial and other information required for the Information Memorandum and, within two (2) Business Days after delivery of such notice by you, the Arrangers deliver a written notice to you to that effect (stating with specificity which information you have not delivered for purposes of compliance with this condition only) (provided that it is understood that the delivery of such written notice from the Arrangers to you will not prejudice your right to assert that the financial and other information required for the Information Memorandum has in fact been delivered).

D-2

ANNEX I to

EXHIBIT D

Form of Solvency Certificate

[See attached]

Annex I to Exhibit D-1

FORM OF SOLVENCY CERTIFICATE

[DATE]

SOLVENCY CERTIFICATE

[    ], [    ]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [    ] of the Incremental Amendment, dated as of the date hereof among ENGINEERED MACHINERY HOLDINGS, INC., a Delaware corporation (the “Borrower”), the other Loan Parties party thereto, Jefferies Finance LLC as [First Lien][Second Lien] Administrative Agent and the other Lenders parties thereto, which upon satisfaction of the conditions to effectiveness thereto, amends the Credit Agreement, dated as of July 19, 2017 (the “[First Lien][Second Lien] Credit Agreement”), among the Borrower, the [First Lien][Second Lien] Administrative Agent, and the other Lenders parties thereto. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Incremental Amendment or the [First Lien][Second Lien] Credit Agreement, as applicable.

I, [                ], solely in my capacity as the Chief Financial Officer of the Borrower, and not in any individual capacity, do hereby certify on behalf of the Borrower that as of the date hereof, after giving effect to the consummation of the Transactions contemplated by the Incremental Amendment:

1. The sum of the debt (including contingent liabilities) of the Borrower and the Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and the Subsidiaries, on a consolidated basis.

2. The capital of the Borrower and the Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

3. The Borrower and the Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations, beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

4. The Borrower and the Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

5. For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

Annex I to Exhibit D-2

6. In reaching the conclusions set forth in this Certificate, I have made such other investigations and inquiries as I have deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and the Subsidiaries after the consummation of the Transactions contemplated by the Incremental Amendment.

[Remainder of this page intentionally left blank.]

Annex I to Exhibit D-3

IN WITNESS WHEREOF, I HAVE EXECUTED THIS Certificate as of the date first written above.

[ ]

By:
Name: [_______]
Title: Chief Financial Officer

Annex I to Exhibit D-4